Exhibit 99.1

WARNER MUSIC GROUP CORP. ELECTS PHYLLIS E. GRANN TO

BOARD OF DIRECTORS

NEW YORK, July 27, 2006—Warner Music Group Corp. (NYSE: WMG) today announced the election of Phyllis E. Grann to the company’s board of directors, effective immediately. Grann, 67, will serve as an independent director on WMG’s board and will sit on the audit committee.

Warner Music Group Chairman and CEO, Edgar Bronfman, Jr., said, “Warner Music Group welcomes Phyllis Grann to our board of directors. During her distinguished career in media and entertainment, Phyllis has consistently enhanced companies’ business and profitability through strategic partnerships, smart investments and new technology. Her background and experience will be a valuable asset for us.”

Grann added, “I am delighted to join Warner Music Group’s board of directors as the company continues its impressive evolution and takes full advantage of the opportunities presented by technology during this transformative time for music and music-based content.”

Grann is a senior editor at Doubleday, a division of Random House, Inc. Between 1996 and 2001, she was Chief Executive Officer and President of Penguin Putnam, Inc. the U.S. affiliate of The Penguin Group, one of the leading publishers of adult and children’s books. Prior to that, Grann served as Chairman and Chief Executive Officer of The Putnam Berkley Group. Under her leadership, The Putnam Berkley Group reported record profits and averaged 40 hardcover and paperback New York Times best-sellers annually.

Grann was editor-in-chief of G.P. Putnam’s Sons and has held editorial positions at William Morrow & Company and Simon & Schuster. She was the editor-in-chief of Pocket Books and began her publishing career at Doubleday.

A graduate of Barnard College, Grann has been recognized as one of the ‘101 Most Powerful People in Entertainment’ by Entertainment Weekly magazine.

With the election of Grann as the third independent director on its three-person audit committee, WMG fulfills the New York Stock Exchange requirement that registered companies’ audit committees consist of at least three independent members.

About Warner Music Group

Warner Music Group became the only stand-alone music company to be publicly traded in the United States in May 2005. With its broad roster of new stars and legendary artists, Warner Music Group is home to a collection of the best-known record labels in the music industry including Asylum, Atlantic, Bad Boy, Cordless, East West, Elektra, Lava, Maverick, Nonesuch, Reprise, Rhino, Rykodisc, Sire, Warner Bros. and Word. Warner Music International, a leading company in national and international repertoire, operates through numerous international affiliates and licensees in more than 50 countries. Warner Music Group also includes Warner/Chappell Music, one of the world’s leading music publishers.

###

Contact:

Will Tanous

Warner Music Group

(212) 275-2244

Will.Tanous@wmg.com

Brian Weiss

Warner Music Group

(212) 275-4742

Brian.Weiss@wmg.com